Exhibit 99.1

Genworth Financial Announces First Quarter 2019 Results

Net Income Of $174 Million And Adjusted Operating Income Of $121 Million

•	Merger Agreement With China Oceanwide Holdings Group Co., LTD (Oceanwide) Extended To June 30, 2019; Parties Diligently Pursuing Canadian Approval

•	U.S. Mortgage Insurance (MI) Adjusted Operating Income Of $124 Million, With $9.6 Billion In New Insurance Written (NIW) And Strong Loss Ratio Performance

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 123 Percent, More Than $600 Million Above The Revised Standards Effective March 31, 2019

•	Strong Capital Levels With Substantial Capital Above Management Targets In Canada And Australia MI

•	Approximately $150 Million Incremental Annual Long Term Care Insurance (LTC) In Force Rate Actions Approved In First Quarter 2019, With A Net Present Value (NPV) Benefit Of Approximately $500 Million

•	Holding Company Cash And Liquid Assets Of $405 Million

Richmond, VA (April 30, 2019) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended March 31, 2019. The company reported net income2 of $174 million, or $0.34 per diluted share, in the first quarter of 2019, compared with net income of $112 million, or $0.22 per diluted share, in the first quarter of 2018. The company reported adjusted operating income3 of $121 million, or $0.24 per diluted share, in the first quarter of 2019, compared with adjusted operating income of $125 million, or $0.25 per diluted share, in the first quarter of 2018.

Genworth’s effective tax rate for the quarter was approximately 33 percent. This included $12 million of unfavorable charges related to the Global Intangible Low Taxed Income (GILTI) provision of the 2017 Tax Cuts and Jobs Act. These charges are reflected in the Corporate & Other segment and are expected to continue throughout 2019 and into 2020. The effective tax rate was also impacted by the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate, which will continue to be tax effected at 35 percent as they are amortized into net investment income.

[1]	Private Mortgage Insurer Eligibility Requirements
[2]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

Genworth and Oceanwide continue to work towards closing the previously announced proposed transaction as soon as possible.

The parties continue to diligently pursue approval of the transaction by Canadian regulators. To date, the Canadian review has centered around national security matters, including data protections and the safeguarding of our customers’ personally identifiable information, consistent with the Enhanced Data Security Program that Genworth and Oceanwide have undertaken in connection with the clearance of the transaction by the Committee on Foreign Investment in the United States (CFIUS). While Genworth and Oceanwide have fully responded to all information requests received to date, the Canadian regulators have not outlined a timeframe for the completion of their review of the transaction or requested any additional information at this time.

To allow additional time for Canada’s ongoing review, Genworth and Oceanwide announced on April 29, 2019 that the parties have agreed to a tenth waiver and extension of the merger agreement from April 30, 2019 to June 30, 2019.

The parties have received approvals from all necessary U.S. regulators. Oceanwide will also need to receive clearance in China for currency conversion and the transfer of funds. Oceanwide is actively engaged in transaction discussions with the relevant Chinese authorities. Given the extension of the merger agreement, the timing of the various tranches of both the previously announced $1.5 billion Oceanwide post-closing capital plan and the $175 million post-closing capital commitment to Genworth Life Insurance Company (GLIC) from Genworth Holdings, Inc. will be deferred to reflect the later closing date.

“The merger agreement extension allows us additional time to continue our pursuit of regulatory approval in Canada, which is taking additional time and involves the complexities associated with national security related issues including the safeguarding of our customers’ personally identifiable information,” said Tom McInerney, president and CEO of Genworth. “We remain fully committed to obtaining Canada’s regulatory approval and completing the transaction with Oceanwide as soon as possible, which we believe represents the greatest and most certain value for our stockholders.”

LU Zhiqiang, chairman of Oceanwide, added: “Oceanwide remains committed to the transaction, including the $1.5 billion contribution to Genworth over time following the consummation of the transaction. We believe the transaction will bring financial stability to Genworth’s businesses in the U.S. and enable us to bring insurance expertise and solutions to China. We look forward to closing the transaction as soon as possible.”

Financial Performance

Consolidated Net Income & Adjusted Operating Income

	Three months ended March 31
	2019		2018
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$174	$0.34	$112	$0.22	55%
Adjusted operating income	$121	$0.24	$125	$0.25	(3)%
Weighted-average diluted common shares	508.6		502.7

	As of March 31
	2019		2018
Book value per share	$25.98		$26.00
Book value per share, excluding accumulated other comprehensive
income (loss)	$21.03		$20.76

Net income in the first quarter of 2019 benefitted from net investment gains, net of taxes and other adjustments, of $56 million in the quarter, driven by a combination of net mark-to-market gains primarily from limited partnerships and gains from the sales, exchanges and tenders of certain securities. Net income in the first quarter of 2018 was reduced by net investment losses, net of taxes and other adjustments, of $13 million.

Net investment income was $829 million in the quarter, up from $815 million in the prior quarter and $804 million in the prior year. Net investment income increased compared to the prior quarter and the prior year due to higher purchase yields on new investments and higher income from limited partnerships. The reported yield and the core yield3 for the quarter were 4.71 percent and 4.67 percent, respectively, compared to 4.64 percent and 4.58 percent, respectively, in the prior quarter.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss) (Amounts in millions)	Q1 19	Q4 18	Q1 18
U.S. Mortgage Insurance	$124	$124	$111
Canada Mortgage Insurance	41	48	49
Australia Mortgage Insurance	14	18	19
U.S. Life Insurance	(5)	(425)	(5)
Runoff	20	(2)	10
Corporate and Other	(73)	(54)	(59)

Total Adjusted Operating Income (Loss)	$121	$(291)	$125

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 19	Q4 18	Q1 18
Adjusted operating income	$124	$124	$111
New insurance written
Primary Flow	$9,600	$9,300	$9,000
Loss ratio	8%	7%	9%

U.S. MI reported adjusted operating income of $124 million, compared with $124 million in the prior quarter and $111 million in the prior year. U.S. MI’s flow insurance in force increased 10 percent versus the prior year from strong New Insurance Written (NIW) and persistency, driving continued growth in earned premiums. The loss ratio in the current quarter was eight percent, up one point sequentially and down one point from the prior year, as favorable loss performance continues along with premium growth.

The company achieved $9.6 billion in Flow NIW in the quarter, up three percent from the prior quarter driven by an increase in estimated market share despite a seasonally smaller purchase originations market and up seven percent versus the prior year driven primarily by an estimated increase in market share.

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 19	Q4 18	Q1 18
Adjusted operating income	$41	$48	$49
New insurance written
Flow	$2,200	$3,300	$2,500
Bulk	$700	$900	$900
Loss ratio	15%	18%	13%

Canada MI reported adjusted operating income of $41 million versus $48 million in the prior quarter and $49 million in the prior year. The loss ratio in the quarter was 15 percent, down three points sequentially primarily from lower average reserves on delinquencies in Alberta and the Atlantic region and up two points from the prior year primarily from higher new delinquencies, net of cures. Despite lower losses sequentially, adjusted operating income declined due to favorable taxes in the prior quarter that did not recur. Compared to the prior year, results declined due to unfavorable foreign exchange impacts combined with slightly higher losses and expenses.

Flow NIW decreased 33 percent4 sequentially primarily from a seasonally smaller originations market and decreased eight percent4 from the prior year primarily from regulatory changes and ongoing housing affordability pressure. Bulk NIW for the quarter declined slightly versus the prior quarter and prior year driven by lower lender demand.

[4]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 19	Q4 18	Q1 18
Adjusted operating income	$14	$18	$19
New insurance written
Flow	$3,400	$4,000	$3,400
Bulk	$500	$800	$—
Loss ratio	34%	29%	30%

Australia MI reported adjusted operating income of $14 million versus $18 million in the prior quarter and $19 million in the prior year. The loss ratio in the quarter was 34 percent, up five points sequentially from seasonally higher new delinquencies, net of cures.

Flow NIW declined 15 percent4 sequentially from a seasonally smaller originations market and increased nine percent4 from the prior year primarily due to increased mortgage origination activity with certain key customers.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q1 19	Q4 18	Q1 18
Long Term Care Insurance	$(20)	$(314)	$(32)
Life Insurance	(2)	(108)	(1)
Fixed Annuities	17	(3)	28

Total U.S. Life Insurance	$(5)	$(425)	$(5)

Long Term Care Insurance

LTC reported an adjusted operating loss of $20 million, compared with $314 million in the prior quarter and $32 million in the prior year. Compared to the prior quarter and the prior year, results reflected earnings improvement from in force rate actions. New claims in the current quarter reflected higher severity and frequency compared to the prior quarter and prior year, offset by favorable development on prior year incurred but not reported claims. Claim terminations were seasonally favorable compared to the prior quarter and less favorable than the prior year. Results in the prior quarter reflected an after-tax charge to earnings of $258 million from the 2018 LTC assumption updates driven primarily by increasing later duration utilization assumptions for claims with lifetime benefits.

Life Insurance

Life insurance reported an adjusted operating loss of $2 million, compared with $108 million in the prior quarter and $1 million in the prior year. Results versus the prior quarter and prior year reflected lower mortality primarily in the term life insurance product, although mortality experience remains higher than original pricing assumptions in universal life insurance blocks. Results versus the prior year and prior quarter also reflected higher lapses resulting in higher amortization of deferred acquisition costs (DAC) primarily associated with larger 20-year level-premium term life insurance blocks entering their post-level premium periods. Current quarter results also included model corrections resulting in an unfavorable after-tax impact of $11 million. Results in the prior quarter also included an after-tax charge of $91 million following the company’s annual review of life insurance assumptions, primarily driven by assumption changes due to lower expected growth in interest rates and emerging mortality experience primarily in term universal life insurance products.

Fixed Annuities

Fixed annuities reported adjusted operating income of $17 million, compared with an adjusted operating loss of $3 million in the prior quarter and adjusted operating income of $28 million in the prior year. During the first quarter of 2019, the company recorded unfavorable after-tax charges of $13 million from loss recognition testing on the single premium immediate annuity block. Fourth quarter 2018 results included $17 million of unfavorable after-tax charges also primarily related to loss recognition testing. Results versus the prior quarter and prior year reflected favorable mortality in the single premium immediate annuity block. Results versus the prior quarter also reflected favorable reserve impacts associated with fixed index annuity products due to the increase in equity markets in the current quarter.

Runoff

Runoff reported adjusted operating income of $20 million, compared with an adjusted operating loss of $2 million in the prior quarter and adjusted operating income of $10 million in the prior year. Results reflected impacts on the company’s variable annuity business from favorable equity market performance in the current quarter compared to the prior quarter and prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $73 million, compared with $54 million in the prior quarter and $59 million in the prior year. Results in the current quarter reflected the previously mentioned unfavorable tax reform impacts related to GILTI which are expected to continue throughout 2019 and into 2020. Results in the current quarter also reflected approximately $13 million of unfavorable tax timing adjustments required for interim reporting that are expected to reverse by year-end.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q1 19	Q4 18	Q1 18
U.S. MI
Consolidated Risk-To-Capital Ratio[5]	11.9:1	12.2:1	12.5:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[5]	12.1:1	12.5:1	12.7:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[6]	123%	129%	124%
Canada MI
Mortgage Insurer Capital Adequacy Test (MICAT) Ratio[5],[7]	172%	172%	170%
Australia MI
Prescribed Capital Amount (PCA) Ratio[5]	201%	194%	185%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[5]	195%	199%	279%
Holding Company Cash and Liquid Assets[8],[9]	$405	$504	$1,204

Key Points

•	U.S. MI’s PMIERs sufficiency ratio is estimated to be 123 percent under the revised standards effective March 31, 2019, more than $600 million above requirements;

•	Canada MI’s MICAT ratio is estimated to be 172 percent, above both the regulatory minimum requirement of 150 percent and the company’s operating range of 160 to 165 percent;

•

Australia MI’s PCA ratio increased sequentially to 201 percent, above the company’s target operating range of 132 to 144 percent. The increase in the quarter was driven primarily by lower required capital from seasoning of the in-force portfolio;

•

The holding company ended the quarter with $405 million of cash and liquid assets, which is approximately $100 million below the company’s target of two times expected annual debt interest payments excluding restricted cash and assets and declined $99 million in the quarter due to the timing of semi-annual interest and employee benefit payments. Holding company cash is expected to benefit from the $1.5 billion of capital from Oceanwide after the closing of the transaction.

[5]	Company estimate for the first quarter of 2019 due to timing of the preparation and filing of statutory statements.
[6]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business and reflects revised PMIERs standards effective March 31, 2019. As of March 31, 2019, December 31, 2018 and March 31, 2018, the PMIERs sufficiency ratios were in excess of $600 million, $750 million and $600 million, respectively, of available assets above the applicable PMIERs requirements.

[7]	MICAT requirements implemented January 1, 2019; prior periods reflect Minimum Capital Test (MCT) ratio.
[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]

Genworth Holdings, Inc. had $361 million, $429 million and $1,129 million of cash, cash equivalents and restricted cash as of March 31, 2019, December 31, 2018 and March 31, 2018, respectively, which included approximately $16 million, $16 million and $4 million of restricted cash, respectively. Genworth Holdings, Inc. also held $44 million, $75 million and $75 million in U.S. government securities as of March 31, 2019, December 31, 2018 and March 31, 2018, respectively, which included $37 million, $42 million and $37 million, respectively, of restricted assets.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the first quarter 2019 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:00 a.m. on May 1, 2019. Investors are encouraged to review these materials.

Genworth will conduct a conference call on May 1, 2019 at 8:00 a.m. (ET) to discuss business results and provide an update on strategic objectives, including the pending transaction with China Oceanwide Holdings Group Co., Ltd. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 5793696. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through May 15, 2019 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 5793696. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

In the first quarter of 2019, the company revised how it taxes the adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) to align the tax rate used in the reconciliation to each segment’s local jurisdictional tax rate. Beginning in the first quarter of 2019, the company used a tax rate of 27 percent and 30 percent for its Canada and Australia Mortgage Insurance segments, respectively, to tax effect their adjustments. Its domestic segments remain at a 21 percent tax rate. In 2018, the company assumed a flat 21 percent tax rate on adjustments for all of its segments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders and adjusted operating income (loss). These adjustments are also net of the portion attributable to noncontrolling interests and net investment gains (losses) are adjusted for DAC and other intangible amortization and certain benefit reserves.

Prior year amounts have not been re-presented to reflect this revised presentation; however, the previous methodology would not have resulted in a materially different segment-level adjusted operating income (loss).

The company recorded a pre-tax expense of $4 million in the first quarter of 2019 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented other than fees incurred during the fourth quarter of 2018 related to Genworth Holdings, Inc.’s bond consent solicitation of $6 million for broker, advisor and investment banking fees.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three months ended March 31, 2019 and March 31, 2018, as well as for the three months ended December 31, 2018, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its international businesses at their local jurisdictional tax rates and its domestic businesses at the U.S. corporate federal income tax rate of 21 percent. The company’s tax methodology applies the respective jurisdictional or domestic tax rate to the pretax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign withholding taxes and permanent differences between U.S. GAAP and local tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance businesses is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. For risk in-force in the mortgage insurance businesses in Canada and Australia, the company has computed an “effective” risk in-force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in-force has been calculated by applying to insurance in-force a factor of 35% that represents the highest expected average per-claim payment for any one underwriting year over the life of the mortgage insurance businesses in Canada and Australia. In Australia, the company has certain risk share arrangements where it provides pro-rata coverage of certain loans rather than 100% coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long-term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transaction with China Oceanwide Holdings Group Co., Ltd. (Oceanwide) and the company’s discussions with regulators in connection therewith. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

risks related to the proposed transaction with Oceanwide including: the company’s inability to complete the transaction in a timely manner or at all; the parties’ inability to obtain regulatory approvals or clearances, or the possibility that such regulatory approvals may further delay the transaction or will not be received prior to June 30, 2019 (and either or both of the parties may not be willing to further waive their end date termination rights beyond June 30, 2019) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals or clearances (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable); the risk that the parties will not be able to obtain other regulatory approvals or clearances, including in connection with a potential alternative funding structure or the current geo-political environment; the parties’ inability to obtain any necessary regulatory approvals or clearances for the post-closing capital plan; the risk that a closing condition of the transaction may not be satisfied; existing and potential legal proceedings that may be instituted against the company in connection with the transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; certain restrictions during the pendency of the transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transaction; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction, including costs and expenses related to conditions imposed in connection with regulatory approvals or clearances, which may be material; the risks related to diverting management’s attention from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•

strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to stabilizing its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges; and the company’s ability to increase the capital needed in its mortgage insurance businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies relating to its long term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of its annual review of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity and equity securities;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in tax laws; and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase premiums and associated benefit reductions sufficiently, and in a timely manner, on in force long term care insurance policies, and charge higher premiums on policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Three months ended
	March 31,		December 31,
	2019	2018	2018
Revenues:
Premiums	$1,114	$1,140	$1,121
Net investment income	829	804	815
Net investment gains (losses)	74	(31)	(114)
Policy fees and other income	187	202	191

Total revenues	2,204	2,115	2,013

Benefits and expenses: Benefits and other changes in policy reserves	1,301	1,311	1,847
Interest credited	147	156	152
Acquisition and operating expenses, net of deferrals	251	240	261
Amortization of deferred acquisition costs and intangibles	91	104	92
Interest expense	72	76	74

Total benefits and expenses	1,862	1,887	2,426

Income (loss) before income taxes	342	228	(413)
Provision (benefit) for income taxes	112	63	(86)

Net income (loss)	230	165	(327)
Less: net income attributable to noncontrolling interests	56	53	2

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$174	$112	$(329)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.35	$0.22	$(0.66)

Diluted	$0.34	$0.22	$(0.66)

Weighted-average common shares outstanding:
Basic	501.2	499.6	500.8

Diluted[10]	508.6	502.7	500.8

[10]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the net loss for the three months ended December 31, 2018, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three months ended December 31, 2018, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 7.6 million would have been antidilutive to the calculation. If the company had not incurred a net loss for the three months ended December 31, 2018, dilutive potential weighted-average common shares outstanding would have been 508.4 million.

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2019	2018	2018
Net income (loss)	$230	$165	$(327)
Less: net income attributable to noncontrolling interest	56	53	2

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	174	112	(329)
Adjustments to net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[11]	(71)	17	42
Expenses related to restructuring	4	—	—
Fees associated with bond consent solicitation	—	—	6
Taxes on adjustments	14	(4)	(10)

Adjusted operating income (loss)	$121	$125	$(291)

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$124	$111	$124
Canada Mortgage Insurance segment	41	49	48
Australia Mortgage Insurance segment	14	19	18
U.S. Life Insurance segment:
Long Term Care Insurance	(20)	(32)	(314)
Life Insurance	(2)	(1)	(108)
Fixed Annuities	17	28	(3)

Total U.S. Life Insurance segment	(5)	(5)	(425)

Runoff segment	20	10	(2)
Corporate and Other	(73)	(59)	(54)

Adjusted operating income (loss)	$121	$125	$(291)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.35	$0.22	$(0.66)

Diluted	$0.34	$0.22	$(0.66)

Adjusted operating income (loss) per share:
Basic	$0.24	$0.25	$(0.58)

Diluted	$0.24	$0.25	$(0.58)

Weighted-average common shares outstanding:
Basic	501.2	499.6	500.8

Diluted[10]	508.6	502.7	500.8

[11]

For the three months ended March 31, 2019, March 31, 2018 and December 31, 2018, net investment gains (losses) were adjusted for DAC and other intangible amortization and certain benefit reserves of $(2) million, $(3) million and $(5) million, respectively, and adjusted for net investment gains (losses) attributable to non-controlling interests of $5 million, $(11) million and $(67) million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$75,132	$72,966
Deferred acquisition costs	2,219	3,263
Intangible assets and goodwill	265	347
Reinsurance recoverable	17,257	17,278
Deferred tax and other assets	1,105	1,210
Separate account assets	6,210	5,859

Total assets	$102,188	$100,923

Liabilities and equity
Liabilities:
Future policy benefits	$38,369	$37,940
Policyholder account balances	22,651	22,968
Liability for policy and contract claims	10,536	10,379
Unearned premiums	3,482	3,546
Deferred tax and other liabilities	1,712	1,706
Non-recourse funding obligations	311	311
Long-term borrowings	4,035	4,025
Separate account liabilities	6,210	5,859

Total liabilities	87,306	86,734

Equity:
Common stock	1	1
Additional paid-in capital	11,989	11,987

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	932	585
Net unrealized gains (losses) on other-than-temporarily impaired securities	11	10

Net unrealized investment gains (losses)	943	595

Derivatives qualifying as hedges	1,850	1,781
Foreign currency translation and other adjustments	(301)	(332)

Total accumulated other comprehensive income (loss)	2,492	2,044
Retained earnings	1,292	1,118
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,074	12,450
Noncontrolling interests	1,808	1,739

Total equity	14,882	14,189

Total liabilities and equity	$102,188	$100,923

Impact of Foreign Exchange on Adjusted Operating Income and Flow New Insurance Written12

Three months ended March 31, 2019

	Percentages Including Foreign	Percentages Excluding Foreign
	Exchange	Exchange[13]
Canada Mortgage Insurance (MI):
Adjusted operating income	(16)%	(10)%
Flow new insurance written	(12)%	(8)%
Flow new insurance written (1Q19 vs. 4Q18)	(33)%	(33)%

Australia MI:
Adjusted operating income	(26)%	(26)%
Flow new insurance written	—%	9%
Flow new insurance written (1Q19 vs. 4Q18)	(15)%	(15)%

[12]	All percentages are comparing the first quarter of 2019 to the first quarter of 2018 unless otherwise stated.
[13]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

(Assets - amounts in billions)	Three months ended March 31, 2019
Reported Total Invested Assets and Cash	$74.4
Subtract:
Securities lending	0.1
Unrealized gains (losses)	3.8

Adjusted End of Period Invested Assets and Cash	$70.5

Average Invested Assets and Cash Used in Reported Yield Calculation	$70.4
Subtract:
Restricted commercial mortgage loans related to a securitization entity[14]	0.1

Average Invested Assets and Cash Used in Core Yield Calculation	$70.3

(Income - amounts in millions)
Reported Net Investment Income	$829
Subtract:
Bond calls and commercial mortgage loan prepayments	6
Other non-core items[15]	2
Restricted commercial mortgage loans related to a securitization entity[14]	—

Core Net Investment Income	$821

Reported Yield	4.71%

Core Yield	4.67%

[14]	Represents the incremental assets and investment income related to restricted commercial mortgage loans.
[15]	Includes cost basis adjustments on structured securities and various other immaterial items.